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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 of our report, which includes an explanatory paragraph relating to accounting changes for investments in certain fixed maturity securities in 1993, and in 1992 for income taxes and postretirement benefits other than pensions, dated February 23, 1995, on our audits of the consolidated financial statements and financial statement schedules of American Internatinal Group, Inc. and subsidiaries. As of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, which report is included in the Company Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".


                                                /s/ Coopers & Lybrand, L.L.P.
                                                Coopers & Lybrand, L.L.P.

New York, New York
September 20, 1995